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                                                                    EXHIBIT 4.8

                AMENDMENT TO SUBSCRIPTION AGREEMENTS AND WARRANTS

This agreement is made this 1st day of December, 1999, by and between Chequemate International, Inc. dba C-3D Digital, Inc., a Utah corporation and Augustine Fund, L.P., an Illinois limited partnership (the "Subscriber").

I. WHEREAS, the parties to this agreement (the "Amended Agreement") have entered into subscription agreements for 8% convertible redeemable debentures on December 21, 1998, February 9, 1999 and June 4, 1999 ("the "Subscription Agreements"), pursuant to which thirteen (13) debentures (the "Debentures") have been issued;

II. WHEREAS, pursuant to the Subscription Agreements, C-3D has granted common stock purchase warrants to the Subscriber (the "Warrants") on December 21, 1999, February 9, 1999 and June 4, 1999; and

III. WHEREAS, C-3D and the Subscriber desire to amend each of the three Subscription Agreements, each of the thirteen Debentures and each of the three Warrants, and grant an additional common stock purchase warrant.

NOW, for good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. The defined terms of the referenced Subscription Agreements, Debentures and Warrants shall have the same meaning in this Amended Agreement.

2. The Subscriber (a) agrees to defer any conversion privileges pursuant to the Subscription Agreements and Debentures until January 1, 2000; and (b) waives any right to accelerate the obligations of the Debentures prior to December 31, 1999, or to pay any Registration Payment, or liquidated or other damages for periods prior to December 31, 1999.

3. In addition to any other rights provided to the parties in the Subscription Agreements and Debentures, the Subscriber agrees that C-3D may have an additional alternative right to redeem all Debentures for the aggregate sum of Four One Hundred Thousand Dollars ($4,100,000), provided this right is exercised and the cash payment for redemption is paid to the Subscriber on or before December 31, 1999.


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4.       In consideration for the additional and alternative redemption right as provided in this Amended Agreement, the exercise price for all Warrants referred to in this Amended Agreement shall be reduced to $1.50 per share.

5. C-3D agrees to issue to Subscriber an additional warrant (the "Additional Warrant") to purchase One Hundred Thousand (100,000) shares of the common stock of C-3D with a $0.0001 par value. The form of the warrant shall be the same as the Warrants previously issued to the Subscriber. The exercise price for the Additional Warrant shall be $1.50 per share, and the term thereof shall begin as of the date of this Amended Agreement.

6. Notwithstanding anything to the contrary set forth in the Subscription Agreements or in the Debentures, in no event shall any holder of the Debentures or the Warrants be entitled to convert any portion of the Debentures or the Warrants in excess of such portion of the principal of the Debentures or the Warrants collectively that, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 9.9% of the outstanding shares of the Common Stock following such conversion. If any court of competent jurisdiction shall determine that the foregoing limitation is ineffective to prevent a holder from being deemed the beneficial owner of more than 9.9% of the then outstanding shares of Common Stock, then C-3D shall redeem so much of the outstanding principal amount of such holder's Debenture as is necessary to cause such holder to be deemed the beneficial owner of not more than 9.9% of the then outstanding shares of Common Stock (the "Redemption Portion"). Upon such determination by a court of competent jurisdiction and such redemption by C-3D, the Redemption Portion shall immediately and without further action be deemed repaid in full to the holder, and the holder shall have no interest in or rights under such Redemption Portion. Any and all interest paid on or prior to the date of such determination shall be deemed interest paid on the remaining portion of the Debentures held by the holder. Such redemption shall be for cash at a redemption price equal to 100% of the face amount of the Redemption Portion and shall be paid within ten (10) business days after the requirement therefor arises pursuant to this paragraph 6.



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7.       The Subscriber represents and warrants, as of the date of this Amended
         Agreement, that it continues to qualify as an accredited investor as defined in Rule 144 promulgated by the Securities and Exchange Commission.


Augustine Fund, L.P.                                     C-3D Digital, Inc.
By Augustine Capital Management, Inc., LP


By /S/ THOMAS F. DUSZINSKI                               By /S/ J. MICHAEL HEIL
  -------------------------                              ----------------------
  Its: CEO                                               J. Michael Heil, CEO